Exhibit(b)(1)

Levine Leichtman Capital Partners III, L.P.

335 North Maple Drive, Suite 240

Beverly Hills, California 90210

Levine Leichtman Capital Partners III-Amicus Fund, L.P.

335 North Maple Drive, Suite 240

Beverly Hills, California 90210

January 6, 2006

F&H Finance Corp.

Fox Acquisition Company

335 North Maple Drive, Suite 240

Beverly Hills, California 90210

Gentlemen and Ladies:

Reference is made to that certain Agreement and Plan of Merger (the “Agreement”), dated December 29, 2005, among Fox and Hound Restaurant Group, a Delaware corporation (the “Company”), F&H Finance Corp., a Delaware corporation (“Offeror”), and Fox Acquisition Company, a Delaware corporation (“FAC”). Terms used but not defined herein shall have the meanings set forth in the Agreement.

This letter will confirm the commitment of Levine Leichtman Capital Partners III, L.P. (“LLCP”) and Levine Leichtman Capital Partners III-Amicus Fund, L.P. (“LLCP-Amicus” and, together with “LLCP”, the “LLCP Entities”) to provide financing (the “Financing”) directly to Offeror or indirectly through FAC in an amount of up to $100,000,000 in cash (i) to provide a portion of the consideration necessary for Offeror to purchase the Shares pursuant to the Offer, (ii) to provide a portion of the Merger Consideration or the Cash Amount pursuant to the Merger and (iii) to pay related fees and expenses in connection with (i) and (ii) hereof. Such amount will be payable by the LLCP Entities on or prior to the expiration date of the Offer (as extended, as provided in the Merger Agreement), subject to the satisfaction or waiver by FAC or Offeror of all of the conditions to the Offer set forth on Annex A to the Merger Agreement (the “Offer Conditions”). LLCP shall be obligated to fund 93.52% of any Financing, and LLCP Amicus shall be obligated to fund 6.48% of any Financing.

The Financing may be provided in the form of either debt or equity financing, or a combination of both, as may be determined by the LLCP Entities in their sole discretion. Any debt portion of the Financing shall be on terms, and shall bear interest at a rate, mutually agreed upon by the parties.

The obligations of the LLCP Entities hereunder are subject to (i) the satisfaction or waiver by FAC or Offeror of all of the Offer Conditions and (ii) there having been no termination of the Merger Agreement pursuant to the terms of the Merger Agreement. The obligations of the LLCP Entities hereunder will expire on the earliest to occur of (A) the termination of the Merger Agreement in accordance with its terms or (B) the consummation of the Merger.

Nothing contained in this letter agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to the conflict of laws principles thereof). Each party to this letter agreement and the Company hereby irrevocably and unconditionally agree that any action, suit or proceeding, at law or equity, arising out of or relating to this letter agreement or any agreements or transactions contemplated hereby shall only be brought in any federal court of the District of Delaware or any state court located in the State of Delaware, and hereby irrevocably and unconditionally expressly submit to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waive (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in any action, suit or proceeding. Each party and the Company hereby irrevocably and unconditionally consent to the service of process of any of the aforementioned courts. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or commence legal proceedings or otherwise proceed against any other party in any other jurisdiction to enforce judgments obtained in any action, suit or proceeding brought pursuant to this section.

[Signature page follows]

Sincerely,

Levine Leichtman Capital Partners III, L.P.
By:	LLCP Partners III, LLC, its general partner
By:	Levine Leichtman Capital Partners, Inc., its managing member

By:	/s/ Lauren B. Leichtman
Name:	Lauren B. Leichtman
Title:	Chief Executive Officer

Levine Leichtman Capital Partners III-Amicus Fund, L.P.
By:	LLCP Partners III, LLC, its general partner
By:	Levine Leichtman Capital Partners, Inc., its managing member

By:	/s/ Lauren B. Leichtman
Name:	Lauren B. Leichtman
Title:	Chief Executive Officer

Accepted as of the date first above written:

F&H Finance Corp.

By:	/s/ Steven Hartman
Name:	Steven Hartman
Title:	President

Fox Acquisition Company

By:	/s/ Steven Hartman
Name:	Steven Hartman
Title:	President